Exhibit 2.1

Paul V. Shalhoub (Admitted Pro Hac Vice)
Rachel C. Strickland (Admitted Pro Hac Vice)
WILLKIE FARR & GALLAGHER LLP
787 Seventh Avenue New York, New York 10019 (212) 728-8000

- and -

Dion W. Hayes (VSB No. 34304)
John H. Maddock III (VSB No. 41044)
McGUIREWOODS LLP One James Center 901 East Cary Street Richmond, Virginia 23219-4030
(804) 775-1000

Attorneys for the Debtors and
Debtors in Possession

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

RICHMOND DIVISION

In re	Chapter 11

LandAmerica Financial Group, Inc., et al.,	Case No. 08-35994 (KRH)

Debtors.	(Jointly Administered)

ORDER CONFIRMING JOINT CHAPTER 11 PLAN OF

LANDAMERICA FINANCIAL GROUP, INC. AND ITS AFFILIATED DEBTORS

Upon the Joint Chapter 11 Plan of LandAmerica Financial Group, Inc. and its Affiliated Debtors, dated November 16, 2009 (as may be modified from time to time, the “Plan”); and upon the Disclosure Statement with Respect to Joint Chapter 11 Plan of LandAmerica Financial Group, Inc. and its Affiliated Debtors, dated October 13, 2009 (the “Disclosure Statement”); and upon the October 13, 2009 hearing to approve the Disclosure Statement (the “Disclosure Statement Hearing”); and upon that certain Omnibus Order (A) Approving Disclosure Statement; (B) Fixing Voting Record Date; (C) Approving

Solicitation Materials and Procedures for Distribution Thereof; (D) Approving Forms of Ballots and Establishing Procedures for Voting on Debtors’ Plan; (E) Scheduling Hearing and Establishing Notice and Objection Procedures in Respect of Confirmation of Debtors’ Plan; and (F) Granting Related Relief (Docket No. 2214), entered on October 14, 2009 (the “Disclosure Statement Order”); and upon the declarations, certifications and related supplements of Jonathan A. Mitchell and Daniel C. McElhinney of Epiq Bankruptcy Solutions, LLC; and upon the (i) proffered testimony, affidavits, declarations and exhibits admitted into evidence at the hearing held on November 18, 2009, to consider confirmation of the Plan (the “Confirmation Hearing”), (ii) arguments of counsel presented at the Confirmation Hearing, and (iii) objections filed with respect to confirmation of the Plan (collectively, the “Objections”), the Debtors’ memorandum of law filed in reply thereto and the LES Creditors Committee’s memorandum of law filed in reply thereto; and upon the Court having taken judicial notice of the docket of the Chapter 11 Cases1 maintained by the Clerk of the Court and/or its duly appointed agent, and all pleadings and other documents filed, all orders entered, and evidence and arguments made, proffered or adduced at, and the hearings held before the Court during the pendency of the Chapter 11 Cases, including, but not limited to any order of the Court establishing deadlines for filing proofs of claim in the Chapter 11 Cases; and upon the Court having found that due and proper notice has been given with respect to the Confirmation Hearing and the deadlines and procedures for filing objections to the Plan; and upon the appearance of all interested parties having been duly noted in the record of the Confirmation Hearing; and upon the record of the Confirmation Hearing and the Chapter 11 Cases, and after due deliberation thereon, and sufficient cause appearing therefor;

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[1]	All capitalized terms used by not defined herein shall have the meanings ascribed to such terms in the Plan.

IT IS HEREBY FOUND THAT:2

JURISDICTION AND VENUE

A.        The Court has jurisdiction over this matter and the Chapter 11 Cases pursuant to 28 U.S.C. § 1334. Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

B.        Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b), and this Court has exclusive jurisdiction to determine whether the Plan should be confirmed under the applicable provisions of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).

STANDARDS FOR CONFIRMATION

UNDER SECTION 1129 OF THE BANKRUPTCY CODE

C.        Section 1129(a)(1). The Plan complies with each applicable provision of the Bankruptcy Code. In particular, the Plan complies with the requirements of sections 1122 and 1123 of the Bankruptcy Code as follows:

1.

In accordance with section 1122(a) of the Bankruptcy Code, Section 4.1 of the Plan classifies each Claim against and Interest in the Debtors into a Class containing only substantially similar Claims or Interests;

2.	In accordance with section 1123(a)(1) of the Bankruptcy Code, Section 4.1 of the Plan properly classifies all Claims and Interests that require classification;
3.	In accordance with section 1123(a)(2) of the Bankruptcy Code, Section 4.2 of the Plan properly specifies each Class of Claims that is not impaired under the Plan;

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[2]

The findings set forth herein and in the record of the Confirmation Hearing constitute this Court’s findings of fact pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Rules 7052 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”). To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such.

4.	In accordance with section 1123(a)(3) of the Bankruptcy Code, Article V of the Plan properly specifies the treatment of each Class of Claims or Interests that is impaired under the Plan;
5.

In accordance with section 1123(a)(4) of the Bankruptcy Code, the Plan provides the same treatment for each Claim or Interest of a particular Class unless the holder of such a Claim or Interest agrees to less favorable treatment;

6.

In accordance with section 1123(a)(5) of the Bankruptcy Code, Articles VII, VIII, IX, X, XI and XII of the Plan provides adequate means for implementation of the Plan, including, without limitation, the provisions regarding cancellation of existing securities and agreements, creation and funding of the Trusts, operations of the Trusts, and distribution of Trust Proceeds;

7.

In accordance with section 1123(a)(6) of the Bankruptcy Code, the Debtors’ amended certificates of incorporation and bylaws contain provisions prohibiting the issuance of non-voting equity securities and providing for the appropriate distribution of voting power among all classes of equity securities authorized for issuance;

8.

In accordance with section 1123(a)(7) of the Bankruptcy Code, the provisions of the Plan regarding the manner of selection of the Dissolution Trustee, the LFG Trustee and the LES Trustee, as applicable, including, without limitation, the provisions of Sections 7.5 and 8.15 of the Plan, are consistent with the interests of creditors and equity security holders and with public policy;

9.	In accordance with section 1123(b)(1) of the Bankruptcy Code, Article V of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests;
10.

In accordance with section 1123(b)(2) of the Bankruptcy Code, Article XII of the Plan provides for the assumption, assumption and assignment or rejection of the Debtors’ executory contracts and unexpired leases that have not been previously assumed, assumed and assigned or rejected pursuant to section 365 of the Bankruptcy Code and orders of this Court;

11.

In accordance with section 1123(b)(3) of the Bankruptcy Code, Section 14.10 of the Plan provides that, except as provided in the Plan, the Post-Effective Date Estates and the Trusts, as applicable, will retain, reserve and be entitled to assert any claims, Causes of Action, rights of setoff, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date, to the extent not expressly released under the Plan or by any Final Order of this Court;

12.

In accordance with section 1123(b)(3) of the Bankruptcy Code, Section 2.1 of the Plan provides that the treatment of Claims against, and Interests in, the Debtors under the Plan represents, among other things, the settlement and compromise of certain disputes of creditors. In accordance with Bankruptcy Rule 9019, such settlements are fair and equitable and in the best interests of the Debtors, their respective Estates, and holders of Claims against and Interest in the Debtors;

13.

In accordance with section 1123(b)(3) of the Bankruptcy Code, Section 2.2 of the Plan provides that all prepetition Intercompany Claims shall be treated as Allowed General Unsecured Claims against the applicable Debtor, except for: (a) Intercompany Claims between LFG and LES, which shall be treated in accordance with Sections 3.1, 8.11 and 14.7 of the Plan; and (b) Intercompany Claims for which Capital Title Group, Inc. or LandAmerica Title Company is either a borrower or a lender, which Intercompany Claims shall not be entitled to any Plan Distributions unless and until such Claims become Allowed Claims either pursuant to (i) an order of the Bankruptcy Court, or (ii) a settlement under Section 10.1 of the Plan.

14.	In accordance with section 1123(b)(3) of the Bankruptcy Code, Sections 8.11 and 14.7 of the Plan provide for the settlement of certain inter-estate disputes;
15.	In accordance with section 1123(b)(5) of the Bankruptcy Code, Article V of the Plan modifies or leaves unaffected, as the case may be, the rights of holders of Secured Claims in each Debtor;
16.

In accordance with section 1123(b)(6) of the Bankruptcy Code, the Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code, including, without limitation, the provisions of Article I, Article III, Article VIII, Article IX, Article XIII, and Article XVI of the Plan; and

17.

In accordance with section 1123(d) of the Bankruptcy Code, Section 12.4 of the Plan provides for the satisfaction of Claims related to Cure Amounts associated with each executory contract and unexpired lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All Claims related to Cure Amounts will be determined in accordance with the underlying agreements and applicable law.

D.        Section 1129(a)(2). The Debtors have complied with all applicable provisions of the Bankruptcy Code with respect to the Plan and the solicitation of acceptances or rejections thereof. In particular, the Plan complies with the requirements of sections 1125 and 1126 of the Bankruptcy Code as follows:

1.

All persons entitled to receive notice of the Disclosure Statement, the Plan and the Confirmation Hearing have received proper, timely and adequate notice in accordance with the Disclosure Statement Order, applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules of the United States Bankruptcy Court for the Eastern District of Virginia (the “Local Rules”), and have had an opportunity to appear and be heard with respect thereto.

2.

The Debtors solicited votes with respect to the Plan in good faith and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order. Accordingly, the Debtors are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code, and the parties, entities and individuals set forth in Section 14.5 of the Plan are entitled to the protections afforded by the exculpation provision set forth therein.

3.	Claims in Classes LES 1, LES 2, LFG 1, LFG 2, SD 1 and SD 2 under the Plan are unimpaired, and such Classes are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.
4.	Interests in Classes LES 8 and SD 4 are held by a Debtor or a Subsidiary, and such Classes are deemed to accept the Plan.
5.	The Debtors did not identify any Claims in Class LFG 5, so no holder of Claims in Class LFG 5 was solicited.
6.	The Plan was voted on by all Classes of impaired Claims that were entitled to vote pursuant to the Bankruptcy Code, the Bankruptcy

Rules and the Disclosure Statement Order (i.e., Classes LES 3, LES 4, LES 5, LES 6, LES 7, LFG 3, LFG 4 and SD 3).

7.

The Debtors have made a final determination of the validity of, and tabulation with respect to, all acceptances and rejections of the Plan by holders of Claims entitled to vote on the Plan, including the amount and number of accepting and rejecting Claims in Classes LES 3, LES 4, LES 5, LES 6, LES 7, LFG 3, LFG 4 and SD 3 under the Plan.

8.

Each of the Classes LES 3, LES 4, LES 5, LES 6, LES 7, LFG 3, LFG 4 and SD 3 have accepted the Plan by at least two-thirds in amount and a majority in number of the Claims in such Classes actually voting and entitled to vote under section 1126 of the Bankruptcy Code and the applicable orders of the Court.

E.        Section 1129(a)(3). The Plan has been proposed in good faith and not by any means forbidden by law. In so finding, the Court has considered the totality of the circumstances of the Chapter 11 Cases. The Plan is the result of extensive, good faith, arm’s length negotiations between the Debtors and certain of their principal constituencies, including the Creditors Committees and their respective professionals during the Chapter 11 Cases and in connection with the negotiation of the Plan, and reflects substantial input from the principal constituencies having an interest in the Chapter 11 Cases.

F.        Section 1129(a)(4). No payment for services or costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been or will be made by a Debtor other than payments that have been or will be authorized by order of the Court. Pursuant to Section 3.2 of the Plan, and except as otherwise provided herein, all such payments to be made to Professional Persons or other entities asserting a Fee Claim for services rendered before the Effective Date will be subject to review and approval by this Court.

G.        Section 1129(a)(5). The identity and affiliation of the proposed Dissolution Trustee, the LFG Trustee and the LES Trustee has been disclosed in the Plan or the applicable Trust Agreement. The appointment of the proposed Dissolution Trustee, the LFG Trustee and the LES Trustee to each such office is consistent with the interests of holders of Claims and Interests and with public policy and is hereby approved.

H.        Section 1129(a)(6). The Plan does not provide for any changes in rates that require regulatory approval of any governmental agency.

I.         Section 1129(a)(7). Each holder of an impaired Claim or Interest in each impaired Class of Claims or Interests that has not accepted the Plan will, on account of such Claim or Interest, receive or retain property under the Plan having a value, as of the Effective Date, that is not less than the amount that such holder would have received or retained if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.

J.         Section 1129(a)(8). The Plan has not been accepted by all impaired Classes of Claims and Interests because, pursuant to section 1126(g) of the Bankruptcy Code, the holders of Interests in Class LFG 6 (LFG Equity Interests) are deemed to have rejected the Plan. Nevertheless, the Plan is confirmable because it satisfies section 1129(b)(1) of the Bankruptcy Code with respect to such non-accepting Class of Interests.

K.        Section 1129(a)(9). Except to the extent that the holder of a particular Claim has agreed to different treatment, the Plan provides treatment for Administrative Expense Claims, Priority Tax Claims, Fee Claims and Priority Non-Tax Claims in Classes LES 1, LFG 1 and SD 1 that is consistent with the requirements of section 1129(a)(9) of the Bankruptcy Code.

L.        Section 1129(a)(10). The Plan has been accepted by Classes LES 3, LES 4, LES 5, LES 6, LES 7, LES 8, LFG 3, LFG 4, SD 3 and SD 4, which are all classes of impaired Claims that are entitled to vote on the Plan, determined without including any acceptance of the Plan by any insider.

M.       Section 1129(a)(12). The Plan provides that all fees payable pursuant to section 1930 of title 28 of the United States Code, due and payable through the Effective Date shall be paid by the Debtors on or before the Effective Date and amounts due thereafter shall be paid by the applicable Trustee in the ordinary course until the entry of a final decree closing the applicable Chapter 11 Case.

N.        Section 1129(b). The Plan does not “discriminate unfairly” and is “fair and equitable” with respect to Class LFG 6, which is impaired and deemed to reject the Plan. The Plan does not discriminate unfairly with respect to such Class because all Interests in LFG are included in Class LFG 6, and there is no other Class of Interests under the Plan that is similarly situated to Class LFG 6. The Plan is “fair and equitable” with respect to such Class because it does not provide a recovery on account of any Claim or Interest that is junior to Class LFG 6.

O.        Section 1129(c). The Plan is the only plan that has been filed in the Chapter 11 Cases that has been found to satisfy the requirements of subsections (a) and (b) of section 1129 of the Bankruptcy Code. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

P.        Section 1129(d). No party in interest including, but not limited to, any Governmental Unit (as defined in section 101(27) of the Bankruptcy Code), has requested that the Court deny confirmation of the Plan on grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933, and the principal purpose of the Plan is not such avoidance. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

INJUNCTIONS AND EXCULPATION

Q.        The injunction and exculpation provisions set forth in Sections 14.2, 14.3, 14.4, 14.5 and 14.6 of the Plan constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interests of the Debtors, their Estates and holders of Claims and Interests, are fair, equitable, and reasonable, are integral elements of the Plan, and meet the requirements of Bankruptcy Rule 9019. The failure to effect the injunction and exculpation provisions described in Sections 14.2, 14.3, 14.4, 14.5 and 14.6 of the Plan would seriously impair the Debtors’ ability to confirm the Plan. Each of the injunction and exculpation provisions set forth in the Plan is:

(i)	within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), (b) and (d);
(ii)	an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code;
(iii)	an integral element of the settlements and transactions incorporated into the Plan;
(iv)

important to the overall objectives of the Plan to maximize recovery for holders of Claims against the Debtors and, accordingly, is in the best interests of the Debtors, their Estates and the holders of Claims and Interests; and

(v)	consistent with sections 105, 1123 and 1129 of the Bankruptcy Code and applicable law.

It is hereby

ORDERED, ADJUDGED AND DECREED, that:

1.         The Plan and each of its provisions (whether or not specifically approved herein) are CONFIRMED in each and every respect, pursuant to section 1129 of the Bankruptcy Code.3

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[3]	This Order does not apply to the case of LandAmerica OneStop, Inc., which filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code on November 4, 2009.

2.         The Effective Date of the Plan shall occur on the first Business Day on which all conditions set forth in Section 13.2 of the Plan have been satisfied or, if applicable, have been waived in accordance with Section 13.3 of the Plan, and no stay of this Order is in effect.

3.         Any objections or responses to confirmation of the Plan and the reservation of rights contained therein that (a) have not been withdrawn, waived or settled prior to the entry of this Order, or (b) are not cured by the relief granted herein, are hereby OVERRULED in their entirety and on their merits, and all withdrawn objections or responses are hereby deemed withdrawn with prejudice.

4.         The Grunstead Family Limited Partnership’s Objection to Confirmation of Joint Plan of Reorganization (Docket No. 2524) is resolved pursuant to the terms set forth on the record at the Confirmation Hearing.

A.	Approval of Injunction

5.         The injunctions set forth in Sections 14.2, 14.3, 14.4 and 14.6 of the Plan are approved in all respects, provided, however, Section 14.4(a) of the Plan shall not enjoin the Texas Department of Insurance, the Controller of the State of California, or Henri J. Van Hirtum in his capacity as Attorney-In-Fact for the Former Shareholders of Nations Holding Group from pursuing an action or proceeding with respect to the property of, or a Claim against, a Debtor, but solely to the extent that this Court has entered a Final Order holding that (a) the automatic stay pursuant to section 362 of the Bankruptcy Code does not apply to such action, or (b) upon cause shown, the automatic stay shall be lifted or modified to allow such action to proceed.

6.         For the avoidance of doubt, nothing contained in this Order or the Plan shall preclude (a) Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of the Plan, including Section 1.60 of the Plan, or commencing, enforcing, collecting or otherwise recovering on any suit, action or other proceeding that is not an Enjoined Action against Persons other than Debtors, the Post-Effective Date Entities, Post-Effective Date LFG, the Estates, or the Trusts, (b) the Trustees from pursuing Causes of Action pursuant to the terms of the Plan, which may deplete proceeds of one or more of the Debtors’ insurance policies, or (c) the Securities and Exchange Commission from pursuing actions against any Persons pursuant to paragraph 39 below, provided, further, that nothing herein shall constitute a waiver of any rights or defenses of such Persons with respect to such actions, including, but not limited to, defenses related to validity, priority, amount and timeliness of such Claims.

B.	Approval of Exculpation

7.         The exculpation, as set forth in Section 14.5 of the Plan, is approved in all respects.

8.         The commencement or prosecution by any Person or entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to Section 14.5 of the Plan shall be permanently enjoined pursuant to Section 14.6 of the Plan.

C.	Order Binding on All Parties

9.         Subject to the provisions of Section 14.1 of the Plan, Bankruptcy Rule 3020(e) and section 1141(d)(3) of the Bankruptcy Code, in accordance with section 1141(a) of the Bankruptcy Code and notwithstanding any otherwise applicable law, upon the occurrence of the Effective Date, the terms of the Plan and this Order shall be binding upon, and inure to the benefit of, the Debtors, all holders of Claims and Interests, and their respective successors and assigns.

D.	Vesting and Transfer of Assets

10.       On the Effective Date, except as otherwise provided in the Plan, all property of the Estates of the Debtors, other than the Post-Effective Date LFG Assets, and any property acquired by any of the Debtors pursuant to the Plan, shall not revest in the Debtors pursuant to section 1141(b) of the Bankruptcy Code, but instead shall remain vested in the applicable Post-Effective Date Estate, to be monetized and distributed by the applicable Trustee, or transferred to the Trusts, as applicable pursuant to the terms of the Plan and this Order.

11.       Furthermore, on the Effective Date, pursuant to section 1141(b) of the Bankruptcy Code, Post-Effective Date LFG Assets shall vest in Post-Effective Date LFG, free and clear of all Claims, Liens, encumbrances, charges, and other Interests, except as provided in the Plan. Pursuant to section 1141(c) of the Bankruptcy Code, all property dealt with by the Plan, including, without limitation, the Trust Assets, shall be free and clear of all Claims and Interests of creditors and equity security holders.

12.       No Trust shall be liable for any Claims against the Debtors or any of their predecessors or affiliates, and no Trust shall have successor or vicarious liabilities of any kind or character, including, but not limited to, under any theory of antitrust, environmental, successor or transferee liability, labor law, de facto merger, or substantial continuity, whether known or unknown as of the Effective Date, now existing or hereafter arising, whether fixed or contingent, with respect to the Debtors or any liabilities of the Debtors arising prior to the Effective Date.

E.	Objections to Claims
13.	Section 10.1 of the Plan is hereby modified to read:

Other than with respect to (i) Fee Claims, and (ii) Intercompany Claims held by or against (a) Capital Title Group, Inc., or (b) LandAmerica Title Company, only the Post-Effective Date Entities or the Trustees shall be entitled to object to Claims or Interests after the Effective Date. Any objections to Claims (other than Administrative Expense Claims and

LFG/LES D&O Claims), shall be served and filed on or before the later of: (i) one-hundred twenty (120) days after the Effective Date; and (ii) such other date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (i) hereof. Any Claims filed after the Bar Date or Administrative Bar Date, as applicable, shall be deemed disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Trustees, the Debtors or the Post-Effective Date Entities, unless the Person or entity wishing to file such untimely Claim has received prior Bankruptcy Court authority to do so. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the claimant if the objecting party effects service in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (iii) by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Chapter 11 Cases (so long as such appearance has not been subsequently withdrawn). From and after the Effective Date, and except as provided in the applicable Trust Agreements, the Trustees shall prosecute any objections to Claims pending at such time and may settle and/or compromise any Disputed Claim without approval of the Bankruptcy Court, provided, however, that any settlement with respect to Intercompany Claims held by or against Capital Title Group, Inc., or LandAmerica Title Company must be approved by the Bankruptcy Court on notice to parties in interest. To the extent an objection to Claims and/or other Cause of Action which was initiated by one or more of the Debtors is pending on the Effective Date, upon the filing of a notice (and without the need to for a motion and hearing) the applicable Trustee shall be substituted as the new party in interest.

F.	Deemed Allowed Claims

14.       Section 10.6 of the Plan is approved, provided, that, the Claims listed on Schedules 1.34, 1.35, 1.195 and 1.196 to the Plan are deemed Allowed in amounts not less than, and in such Class, as set forth on such Schedules, subject to Section 502(d) of the Bankruptcy Code. In the event a Claim set forth on Schedules 1.34, 1.35, 1.195 and 1.196 is Disallowed pursuant to section 502(d) of the Bankruptcy Code, nothing herein, or in the Plan, shall prejudice the right of such entity from subsequently asserting a Claim pursuant to section 502(h) of the Bankruptcy Code if it becomes entitled to a Claim under that section of the Bankruptcy Code.

G.	LFG/LES D&O Claims

15.       Each Indemnification Claim shall be deemed a Disputed Claim until entry of an order of this Court allowing or disallowing such Claim after, or in connection with, the final adjudication or other final resolution of the Other Litigation against the applicable LFG/LES D&O. The Trusts may seek subordination of any Indemnification Claim of an LFG/LES D&O, either in connection with, or following, the final adjudication or other final resolution of the Other Litigation against such LFG/LES D&O.

16.       Nothing in this Order or the Plan shall prejudice the rights of (a) the Trusts, or any other party in interest, to object to the allowance of any LFG/LES D&O Claim, or (b) any LFG/LES D&O to oppose such objection; provided, however, that LFG/LES D&O Claims shall not be subject to objection, disallowance or other challenge on the grounds that such Claims were not timely as long as such Claims are filed prior to the D&O Bar Date.

17.       The statute of limitation for Enjoined Actions against the Tolling Parties are tolled subject to the terms and conditions of the Tolling Agreements.

H.	Exemption From Certain Transfer Taxes

18.       To the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by this Court on and after the Confirmation Date through and including the Effective Date, including the transfers effectuated under the Plan, the sale by the Debtors of any owned property pursuant to section 363(b) of the Bankruptcy Code, and any assumption, assignment, and/or sale by the Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

I.	Executory Contracts and Unexpired Leases

19.       As of and subject to the occurrence of the Effective Date, and except as otherwise ordered by this Court on prior notice to the affected counterparty, or agreed to by a Debtor or Debtors and the counterparty to an executory contract or unexpired lease, all executory contracts and unexpired leases to which a Debtor is a party shall be deemed rejected, except for any executory contracts or unexpired leases that: (a) previously have been assumed or rejected pursuant to a Final Order of this Court; (b) are designated specifically or by category as a contract or lease to be assumed on the Schedule of Assumed Contracts and Leases, which may be amended by the Debtors at any time prior to the Effective Date; or (c) are the subject of a separate motion to assume or reject under section 365 of the Bankruptcy Code pending on the Effective Date.

20.       As of and subject to the occurrence of the Effective Date, and subject to the payment of the applicable Cure Amount, all executory contracts and unexpired leases identified on the Schedule of Assumed Contracts and Leases shall be deemed assumed. Each executory contract and unexpired lease assumed pursuant to Section 12.1 of the Plan shall revest in and be fully enforceable by the applicable Post-Effective Date Entity in accordance with its terms.

21.       For the avoidance of doubt, all insurance policies pursuant to which the Debtors have any obligations in effect as of the Confirmation Date shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed and assigned to the respective Trusts or Post-Effective Date Estates and shall continue in full force and effect. Nothing in this Order or the Plan shall be deemed to limit any insured from obtaining coverage under any of the Debtors’ insurance policies, notwithstanding Section 7.9 of the Plan.

22.       All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, to the extent not subject to an earlier Bar Date set by an order of this Court, must be filed with this Court within thirty (30) days after the date of service of the Confirmation Notice (as defined below). Failure to timely file such proofs of claim shall result in such Claims being forever barred and discharged. Once Allowed, all Claims arising from the rejection of executory contracts or unexpired leases shall be treated as General Unsecured Claims.

23.       Upon receipt of the applicable Plan Distribution pursuant to Article V of the Plan, all such Claims arising from the rejection of executory contracts or unexpired leases shall be fully and finally satisfied as of the Effective Date, and shall not be enforceable against the Debtors, the Post-Effective Date Entities, the Trusts or their respective properties or interests in property.

24.       All contracts, agreements and leases that were entered into by any of the Subsidiary Debtors or assumed by any of the Subsidiary Debtors after the Petition Date shall be deemed assigned by such Subsidiary Debtor to the applicable SD Trust on the Effective Date. All contracts, agreements and leases that were entered into by LES or LFG or assumed by LES or LFG after the Petition Date shall be deemed assigned by LES or LFG to the respective Trust or Post-Effective Date LFG, as applicable, on the Effective Date. As of the Effective Date, the engagement letter between the Debtors and Jenner & Block LLP shall be deemed assigned to the ARS Litigation Sub-Trust.

J.	Claims Bar Dates

25.       Administrative Bar Date. Except as otherwise provided in Section 3.1 of the Plan or an order of this Court, unless previously filed, a holder of an Administrative Expense Claim must file with the Bankruptcy Court and serve on: (a) the Debtors or the Post-Effective

Date Entities, as applicable; (b) the LES Creditors Committees or the LES Trustee, as applicable; (c) the LFG Creditors Committee or the LFG Trustee, as applicable; and (d) the Claims Agent (collectively, the “Notice Parties”), proof of such Administrative Expense Claim within thirty (30) days after the Effective Date. Failure to file and serve such proof of Administrative Expense Claim timely and properly shall result in the Administrative Expense Claim being forever barred and Disallowed.

26.       Fee Claims. Except as otherwise provided in Section 3.2 of the Plan, any Professional Person seeking allowance by the Bankruptcy Court of a Fee Claim shall file its respective final application for allowance of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date no later than forty (40) days after the Effective Date. Failure to file and serve such proof of fee application timely and properly shall result in the Fee Claim being forever barred and Disallowed. Objections to any Fee Claim must be filed and served on the applicable Professional Person and the Notice Parties no later than sixty (60) days after the Effective Date or such other date as may be established by this Court. On the Effective Date, the Debtors shall reserve the amount necessary to satisfy the estimated Fee Claims. Such reserves shall be held by the applicable Post-Effective Date Entity for satisfaction of Fee Claims when such Claims become Allowed by the Bankruptcy Court.

K.	Plan Implementation

27.       In accordance with section 1142 of the Bankruptcy Code, section 13.1-604.1 of the Virginia Stock Corporation Act and any comparable provisions of the business corporation law of any other state, but subject to the fulfillment or waiver of all conditions precedent listed in Section 13.2 of the Plan, and except as expressly provided in the Plan, this Order authorizes the Debtors, their Subsidiaries, the Trustees, or the Trust Committees, as applicable, to take or cause to be taken all corporate actions necessary or appropriate to implement all provisions of, and to consummate, the Plan and the Plan Documents prior to, on and after the Effective Date without further action by the Court. The officers of the Debtors, the Trustees, the Trust Committees and the Sub-Trust Committees are authorized and empowered to do all things and to execute and deliver all agreements, documents, instruments, notices and certificates as are contemplated by the Plan and the Plan Documents and to take all necessary action required in connection therewith, in the name of and on behalf of the Debtors and the Post-Effective Date Entities.

28.       To the extent that, under applicable non-bankruptcy law, any of the actions necessary or appropriate to implement, effectuate and consummate the Plan, this Order or the transactions contemplated hereby or thereby would otherwise require the consent or approval of the stockholders or directors of any of the Debtors and their Subsidiaries, this Order shall, pursuant to section 1142 of the Bankruptcy Code, constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the directors and stockholders of the appropriate Debtor.

29.       Each federal, state, commonwealth, local, foreign or other governmental agency is hereby directed and authorized to accept for filing and/or recording any and all documents and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan and this Order.

30.       Notwithstanding anything in the respective escrow agreements or other applicable documents, on the Effective Date, (a) all Asset Sale Escrow Cash shall be disbursed to the LFG Trust, and (b) and all Cash held in escrow accounts for the benefit of holders of LES Escrow Exchange Claims shall be disbursed to the LES Trust. In furtherance of the foregoing, all financial institutions holding any of the foregoing funds in deposit or escrow accounts are hereby directed and authorized to remit such funds to the LFG Trust or the LES Trust (as applicable) pursuant to written directions from the LFG Trustee or the LES Trustee (as applicable), or his counsel, within two (2) Business Days of receipt of such written directions along with a copy of this entered Order, notwithstanding the language in any applicable escrow or other agreements.

L.	Cancellation of Existing Securities and Agreements

31.       Except for the purpose of evidencing a right to distribution under the Plan, or an asserted defense against or equitable remedy in respect of any asserted Cause of Action, and except as otherwise set forth in the Plan, on the Effective Date the Convertible Senior Debentures and any other agreements, instruments, and other documents evidencing any Claim against, or any Interest in, a Debtor, shall be deemed cancelled, discharged and of no force or effect.

32.       With the exception of holders of the Convertible Senior Debentures, the holder of a note, debenture, equity security or other evidence of indebtedness of or equity interest in any of the Debtors that desires to receive a Plan Distribution on account of an Allowed Claim or Allowed Interest shall surrender such note, debenture, equity security or other evidence of indebtedness or equity interest to the respective Debtors or Post-Effective Date Entities, or their designee (unless such holder’s Claim will be reinstated by the Plan, in which case such surrender is not required), and shall execute and deliver such other documents as are necessary to effectuate the Plan; provided, however, that if no physical certificate was issued to the such holder but which instead is held in book-entry form pursuant to a global security held by a securities depositary or custodian thereof, then the Debtors or the indenture trustee for such equity security, note, debenture or other evidence of indebtedness may waive the requirement of surrender. Except in the case of the Convertible Senior Debentures which are held in book-entry form pursuant to a global security, the Trustees shall make subsequent distributions only to the Persons who surrender the securities for exchange (or their assignees) and the record holders of such securities shall be those holders of record as of the Effective Date.

33.       All distributions in respect of the Convertible Senior Debentures pursuant to the Plan shall be made to the Indenture Trustee on the Effective Date, The Depository Trust Company shall surrender for cancellation to the Indenture Trustee the certificates for the Convertible Senior Debentures issued in the name of Cede and Co. and that are held by The Depository Trust Company. Notwithstanding the foregoing, the Convertible Senior Debentures shall continue in effect solely for the purpose of: (a) allowing beneficial holders of the Convertible Senior Debentures to receive distributions under the Plan; and (b) allowing and preserving the rights of the Indenture Trustee to make distributions in satisfaction of Allowed LFG General Unsecured Claims (Class LFG 3) to the beneficial owners of the Convertible Senior Debentures in respect thereof, but in all cases subject to the terms and conditions of the Indentures. Pursuant to Section 8.06 of the Indentures, (x) the Indenture Trustee shall be entitled to exercise its charging lien prior to that of the Convertible Senior Debentures upon all property and funds held or collected by the Indenture Trustee pursuant to the Plan, and (y) the Indenture Trustee may assert its charging lien against property and funds held or collected in respect of the Convertible Senior Debentures with respect to the LFG General Unsecured Claims before making distributions to the beneficial owners of the Convertible Senior Debentures.

M.	Stay of Confirmation Order Waived

34.       The provisions of Rule 62 of the Federal Rules of Civil Procedure, as applicable pursuant to Bankruptcy Rule 7062, and Bankruptcy Rule 3020(e) shall not apply to this Order and the Debtors are authorized to consummate the Plan immediately upon entry of this

Order in accordance with the terms of the Plan. The period in which an appeal with respect to this Order must be filed shall commence immediately upon the entry of this Order.

N.	Binding Effect of Prior Orders

35.       Pursuant to section 1141 of the Bankruptcy Code, effective as of and subject to the occurrence of the Effective Date and subject to the terms of the Plan and this Order, all prior orders entered in the Chapter 11 Cases, all documents and agreements executed by the Debtors as authorized and directed thereunder, and all motions or requests for relief by the Debtors pending before this Court as of the Effective Date shall be binding upon and shall inure to the benefit of the Debtors, and their respective successors and assigns (including, without limitation, the Trustees).

O.	Notice of Confirmation of the Plan

36.       Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c)(2), the Debtors are directed to serve a notice of the entry of this Order, substantially in the form of Appendix II attached hereto and incorporated herein by reference (the “Confirmation Notice”), on all parties that received the Confirmation Hearing Notice no later than 20 Business Days after the Effective Date; provided, however, that the Debtors shall be obligated to serve the Confirmation Notice only on the record holders of Claims or Interests as of the Confirmation Date. The Debtors are directed to publish the Confirmation Notice once in the national edition of The New York Times and the daily editions of the Richmond Times-Dispatch, the San Bernardino Sun, and the Orange County Register no later than 20 Business Days after the Effective Date. As soon as practicable after the entry of this Order, the Debtors shall make copies of this Order and the Confirmation Notice available on the following website: http://chapter11.epiqsystems.com/landamerica.

P.	Miscellaneous Provisions

37.       The Debtors, with the consent of each of the Creditors Committees, which consent shall not be unreasonably withheld, are hereby authorized to further amend or modify the Plan, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, but only in accordance with section 1127 of the Bankruptcy Code and Section 16.5 of the Plan, without further order of the Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to the Plan, after notice to the Creditors Committees, the Debtors may remedy any defect or omission or reconcile any inconsistencies in the Plan, the Plan Documents and/or this Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan, and any holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as amended, modified, or supplemented. Prior to the Effective Date, the Debtors, with the consent of each of the Creditors Committees, may make appropriate technical adjustments and modifications to the Plan, which do not adversely affect in a material way the treatment of holders of Claims or Interests under the Plan or the rights and responsibilities of the Trustees, without further order or approval of this Court.

38.       The Creditors Committees shall be automatically dissolved on the Effective Date and all members, employees or agents thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases.

39.       On the Effective Date, the engagement of each Professional Person retained by the Debtors and the Creditors Committees shall be terminated without further order of this Court or act of the parties; provided, however, such Professional Persons shall be entitled to prosecute their respective Fee Claims and represent their respective constituents with respect to applications for payment of such Fee Claims, and the Post-Effective Date Entities shall be responsible for the fees, costs and expenses associated with the prosecution of such Fee Claims. Nothing herein shall preclude any Post-Effective Date Entity from engaging a Professional Person on and after the Effective Date in the same capacity as such Professional Person was engaged prior to the Effective Date.

40.       Nothing contained in this Order or the Plan shall prohibit, impair or delay the Securities and Exchange Commission from continuing or commencing any current or future suits, actions, investigations or proceedings against the Debtors or any third parties (including current or former officers or directors of the Debtors), regardless of whether such suits, actions, investigations or proceedings could reduce the amount of any insurance proceeds.

41.       Failure specifically to include or reference particular sections or provisions of the Plan or any related agreement in this Order shall not diminish or impair the effectiveness of such sections or provisions, it being the intent of the Court that the Plan be confirmed and such related agreements be approved in their entirety.

42.       Any document related to the Plan that refers to a plan of liquidation of the Debtors other than the Plan confirmed by this Order shall be, and it hereby is, deemed to be modified such that the reference to a plan of liquidation of the Debtors in such document shall mean the Plan confirmed by this Order, as appropriate.

43.       In the event of an inconsistency between the Plan, the Disclosure Statement, the Plan Documents, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern. In the event of any inconsistency between the Plan or any agreement, instrument, or document intended to implement the Plan, on the one hand, and this Order, on the other, the provisions of this Order shall govern.

44.       If the Effective Date does not occur as provided in Section 13.4 of the Plan, this Order may be vacated by this Court in accordance with the provisions of such section; provided, that, notwithstanding the filing of a motion to vacate, this Order shall not be vacated if all of the conditions to consummation set forth in Section 13.2 of the Plan are either satisfied or duly waived before this Court enters an order granting the relief requested in such motion. If the Order is vacated pursuant to Section 13.4 of the Plan, the Plan shall be null and void in all respects, this Order shall be of no further force or effect, and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the holder of any Claim against or Interest in the Debtors; or (c) constitute an admission, acknowledgment, offer or undertaking by any Debtor or any other entity with respect to any matter set forth in the Plan.

45.       If the Plan is revoked or withdrawn pursuant to Section 16.6 of the Plan prior to the Effective Date, the Plan shall be deemed null and void as and to the extent set forth in Section 16.6 of the Plan.

46.       Subject to applicable law, if any or all of the provisions of this Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the receipt of written notice of any such order by the Debtors, the Post-Effective Date Entities, Post-Effective Date LFG and the Trusts, as applicable. Notwithstanding such reversal, modification or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, in reliance on, this Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Order and the Plan and all documents related to the Plan and any amendments or modifications to any of the foregoing.

47.       Notwithstanding the entry of this Order, from and after the Effective Date, the Court shall retain such jurisdiction as is legally permissible, including exclusive jurisdiction over all matters arising in, arising under, or related to the Chapter 11 Cases, as set forth in Article XV of the Plan.

Dated:	_______________, 2009

                KEVIN R. HUENNEKENS

                UNITED STATES BANKRUPTCY JUDGE

WE ASK FOR THIS:

Paul V. Shalhoub (Admitted Pro Hac Vice)

Rachel C. Strickland (Admitted Pro Hac Vice)

WILLKIE FARR & GALLAGHER LLP

787 Seventh Avenue

New York, New York 10019-6099

(212) 728-8000

- and -

/s/ Dion W. Hayes

Dion W. Hayes (VSB No. 34304)

John H. Maddock III (VSB No. 41044)

McGUIREWOODS LLP

One James Center

901 East Cary Street

Richmond, Virginia 23219

(804) 775-1000

Attorneys for the Debtors

and Debtors in Possession

LOCAL BANKRUPTCY RULE 9022-1(C) CERTIFICATION

Pursuant to Local Rule 9022-1(C), I hereby certify that the foregoing order, substantially in the form herein, has been endorsed by or served upon all necessary parties.

/s/ Dion W. Hayes

Dion W. Hayes (VSB No. 34304)

John H. Maddock III (VSB No. 41044)

McGUIREWOODS LLP

One James Center

901 East Cary Street

Richmond, Virginia 23219-4030

(804) 775-1000

APPENDIX I

JOINT CHAPTER 11 PLAN OF LANDAMERICA

FINANCIAL GROUP, INC. AND ITS AFFILIATED DEBTORS

APPENDIX II

CONFIRMATION NOTICE